EXECUTION COPY                                                      Exhibit 10.5



ASSET PURCHASE AGREEMENT



DATED: 27 November 2003


BETWEEN:

1. Point Match Ltd. company organized and existing under the laws of Israel (company number 51-287406-6), having its principal place of business at Raul Wallenberg 2, Tel Aviv, Israel ("Seller"), and

2. MatchNet (Israel) Ltd., a company organized and existing under the laws of Israel (company number 51-3458273), having its principal place of business at 22 Maskit St., Hertzelia 46733 Israel ("Purchaser").

        Together, Seller and Purchaser are "Parties" and each is a "Party."


WHEREAS

A. The Seller is engaged in the business of dating in Israel and owns, certain assets, and wishes to sell some of such assets and to grant license to use certain other assets to Purchaser on the terms set forth herein below; and

B. Purchaser wishes to purchase the assets mentioned above from the Seller, and to receive license to use certain other assets as mentioned above.

NOW THEREFORE, In consideration of the foregoing premises, the mutual; covenants and agreements contained herein, and such other good and valuable consideration, the Parties hereby agree as follows:

1.  Definitions


    When used in this Agreement, each of the following terms shall have the meaning attributed to it below:

     1.1 "ADDITIONAL AGREEMENTS" means the agreements listed in Exhibit 1.1 attached hereto.

     1.2 "ASSETS" means the goodwill related to the business of Online dating as herein defined. including Domain Names, the Purchased Trademarks, the Database, the Marketing Agreements and the Additional Agreements, as defined herein.

     1.3 "BANK FLOATING CHARGE" means a floating charge over all of the assets of the Seller in favour of Bank Otzar Hahayal in connection with a credit tine of the Seller of up to US$125,000.

     1.4 "CLOSING DATE" means the date which is 28 days after the Signing, or a subsequent date, as Purchaser will notify Setter in writing, provided however, that the Closing Date shall not be later than January 7, 2004.

     1.5 "DATABASE" means the database containing all of the data of the Members and Subscribers in the Website (including profiles, pictures and billing information).

     1.6 "DOMAIN NAMES" means the following registered domain names: cupid co. il and any other domain name used for Seller's online dating business, as set forth in Exhibit 1.6.

EXECUTION COPY

     1.7    "MEMBER" means a person whose profile is contained in the Database.

     1.8 "MARKETING AGREEMENTS" means the marketing and placement agreements for the marketing, promotion and placement of the Website, set forth in Exhibit 1.8.

     1.9 "ONLINE DATING" means the provision of services via the Internet or other interactive media (other than IVR - Interactive Voice Response, provided that IVR shall not mean to include data displayed profile), whereby persons can create a profile (generally a classified ad-type listing populated with data provided by such person) in a database and search and contact other persons with profiles in that database, with the intent of meeting those other persons for romantic relationships.

     1.10 "SELLER'S MAJOR SHAREHOLDERS" means each of Mapal Communications Ltd., an Israeli company (company number 51-282151-3), Zion Madmon and Nimrod Lev.

     1.11   "SIGNING DATE" means the date on which this Agreement is signed.

     1.12 "SUBSCRIBER" means a member who has made at least one purchase from the Website.

     1.13 "SOFTWARE" shall mean all programming code source and object code relating to the Website.

     1.14 "PURCHASED TRADEMARKS" means all registered or unregistered trademarks and service marks associated with the Website, including all goodwill and common law rights arising therefrom all as listed in Exhibit 1.14, in the area of Online Dating.

     1.15 "RIGHT TO TRADEMARKS" means right to use, apply, register and own (to the extent possible under applicable law) the Trademarks in the area of Online Dating, including the grant of a perpetual, exclusive license to utilize the Trademarks in the agreed area.

     1.16 "TECHNOLOGY" means all systems and databases (apart from the Database), Software (including the search engine operated in the Website), algorithms and intellectual property (apart from Trademarks and Domain Names) that belong to the seller

     1.17 "WEBSITE" means the website located at the url www.cupid.co.il, which is currently owned and operated by the Seller.

2.  The Transaction.

    Upon and subject to the terms and conditions of this Agreement, the Parties agree as follows: (i) Seller shall sell to the Purchaser the Assets, and
    (ii) Seller shall assign to Purchaser certain Marketing Agreements and Additional Agreements, including all the rights and obligations relating to them except for obligations which arise prior to the Closing.

3.  Sale of Assets, Purchase Price.

     3.1 Upon Purchaser's receipt of the Purchase Price set forth in Section 3.2, below, Purchaser purchases and the Seller transfers and sells to Purchaser any and all of the Seller's rights, title and interest in and to all the Assets, free of all pledges, liens, encumbrances, charges or security interests, or attachments or any third party rights.

     3.2 As consideration for the purchase of the Assets, the Purchaser shall pay the Seller the Purchase Price of US$5,700,000 Plus V.A.T as follows:

            3.2.1 The Purchaser shall pay the sum of US$2,000,000 three business days following the execution of this Agreement to the Escrow Account as set forth in Section 10, below (the "Escrow Amount").

            3.2.2 The Purchaser shall pay the sum of US$3,700,000 plus the V.A.T on the full amount of the Purchase Price to the Seller on the Closing Date, as set forth in Section 3.2.2, below.

EXECUTION COPY

4.  Excluded Assets.

    Except for the Assets which are expressly set forth in this Agreement to be transferred to Purchaser pursuant to this Agreement, the Purchaser shall not be entitled, and shall not receive any right in any other asset that belongs to Seller. Without derogating from the above, the following are expressly excluded from the Assets under this Agreement:

     4.1    All Seller's physical assets, including: servers, office equipment,

     4.2    The Technology and Software,

     4.3    All Seller's trademarks, other than the Purchased Trademarks.

     4.4 Any assets of Seller relating to the business of Seller in the areas other than that of Online Dating that is targeted to Israeli and/or Jewish users.

5.   Seller's Employees.

     The Parties acknowledge that following the Closing Date of this Agreement, Seller will terminate the employment of certain (or all) of its employees. The Purchaser shall reimburse Seller for 50% of Seller's costs, up to a maximum of US$45,000, for payment of severance and other benefits to such employees, at Seller's discretion.

6.   Closing.

     At 12:00 Israel time, on the Closing Date, the Parties shall convene in the offices of Seller's counsel, Zysman, Aharoni, Gayer and Co., at 52A Hayarkon Street, Tel Aviv, and shall perform the following simultaneously:


     6.1 Purchaser shall pay the Purchase Price, net of the amount paid into the Escrow Account (namely, $3,700,000), to the Seller, by Bank cheque, or wire transfer.

     6.2 By way of paying to Seller the Purchase Price net of the Escrow Amount, Purchaser confirms that all conditions to the closing have been met, and Seller completed all its obligations with respect to the closing.

     6.3    The Escrow Agent shall transfer the Escrow Amount to the Seller.

     6.4 Purchaser shall pay the Seller the V.A.T accompanying the full Purchase Price against delivery of V.A.T receipt (Heshbonit Mas). The Purchaser may, at its discretion, deliver to the Seller a cheque for the amount of the V.A.T due on the Purchase Price, such cheque to become due no later then one day before the date on which the Seller has to pay the V.A.T on the Purchase Price. The Seller and the Purchaser will cooperate in order that the Purchaser will receive back the V.A.T amount as soon as possible.

     6.5 Seller shall deliver to the Purchaser complete release and satisfaction, in a form satisfactory, to Purchaser, from Bank Otzar Hahayal releasing the Assets from any liens or encumbrances in relation to the Bank Floating Charge, subject to the receipt by the bank of US$125,000(the "Lien Amount").

     6.6 Seller shall provide the Purchaser a copy of the Database in the form and media as described in EXHIBIT 6.6 attached hereto.

     6.7 Seller shall provide Purchaser with a compliance certificate duly executed by an executive officer of Seller, in the form attached hereto as EXHIBIT 6.7.

     6.8 Seller shall deliver to Purchaser an irrevocable Power of Attorney to the attorney of the Purchaser empowering him to act on behalf of the Seller in order to complete the transfer of the Domain Names into the name of the Purchaser, in the form attached hereto as
            EXHIBIT 6.8:

     6.9    Seller shall deliver to Purchaser:

EXECUTION COPY

           6.9.1 a signed application to the Trade Mark Registrar to amend the specifications of all the Trademarks to exclude any use of the Trademarks by Point Match for Online Dating in the form attaches as EXHIBIT 6.9.1 in addition to a Letter of Consent to use and register the Trademark for Online Dating in the form attached as EXHIBIT 6.9.1B and

           6.9.2 Setter shall execute an Exclusive, perpetual, Non-Revocable License to use the Trademarks under the relevant classification for Online Dating and an application for a license to be filed with the Registrar of Trademarks, both in the form attached as EXHIBIT 6.9.2; and

           6.9.3 a perpetual, non-transferable, limited, non-exclusive licence to utilise the Trademarks, together with Seller, in the area of dating via cellular phones, in the form attached hereto as
                  EXHIBIT 6.9.3A, and an application for the registration of the co-ownership of Seller and Purchaser in the Trademarks in the Registrar of Trademarks in the form attached as Exhibit 6.9.3B.

     6.10 Seller shall deliver to the Purchaser an irrevocable Power of Attorney empowering Eitan Shmueli law office to act in the name of the Seller in order to execute and complete all necessary action in the Trademarks Registry Office to give effect to the transfer and registration of the all the rights to the Trademarks under section
            6.9 above, in the form attached hereto as EXHIBIT 6.10.


     6.11 Seller and Purchaser shall sign the required assignment, in a form acceptable to the parties Attorneys, for all Marketing Agreements, and the Additional Agreements, such assignments shall be attached as
            EXHIBIT 6.11 to this agreement. Each party shall receive an original signed copy of the assignments.


     6.12 Seller shall deliver to the Purchaser a signed application to the Registrar of Data Bases at the Office of Ministry of Justice, for the transfer of the ownership in the Database and an irrevocable Power of Attorney empowering Eitan Shmueli law office to act in the name of the Seller in order to perform all necessary actions to transfer the ownership of the Database, all as set forth in EXHIBIT
            6.12 attached hereto.


     6.13 Seller shall deliver to Purchaser an executed letter from Mapal; in the form attached hereto as EXHIBIT 6.13, under which Mapal guarantees that Seller shall not: (i) become insolvent, (ii) have a receiver or administrator appointed or (iii) shall not file a petition in bankruptcy, voluntarily or involuntarily, all for the period of 90 days from the Closing Date.


7.   Post-Closing Period.

     Following the Closing Date, for a period of up to 45 days, Seller shall co-operate with Purchaser and at Purchaser's request shall:

     7.1 Continue to operate the Website, utilising the Assets, at the Purchaser's direction, in the manner and with the same standard of care with which the Seller operated the Website prior to the execution of this Agreement, provided that Seller will not promote any long term purchases by Subscribers on the Website.

     7.2 Remit to Purchaser all revenues collected from operation of the Website for services and advertisements, provided after the Closing Date, after deduction of all costs incurred under Section 7.1 (that shall be determined, for the purpose of this Agreement to be 35,000 US$ per each week of operation).

     7.3    Create a file of the Database in the form and media as described in
            EXHIBIT 6.6. If Purchaser need to amend or make other alterations in, the form and media of the Database, than Seller undertakes to co-operate with Purchasers needs and requirements.

EXECUTION COPY



     7.4    Direct all Domain Names to the DNS servers as directed by purchaser.

     7.5 Cease all operation of the Website and as it is obligated to do so under Section 11.1 below (Non-compete) when directed by Purchaser, including the provision of written certification that all of the copies of the Database in its possession and which it knows to exist, other than those delivered to Seller, have been destroyed.

     7.6 The signature and delivery of power of attorney by the Seller as mentioned above will not relieve Seller from its obligations to perform any action necessary under law in order to complete the transfer of the Assets under this Agreement.

     7.7 Seller shall fully cooperate and assist to Purchaser in assigning the rights and obligations of the Members to Purchaser, including assignment of payments by credit cards.

     7.8 The Seller shall make reasonable best commercial efforts in order to assign the agreement between Seller and Teletel dated 29.1.2003 (the "TELETEL AGREEMENT"). In case such assignment shall not be completed, Seller shall give Teletel the necessary notification in order to terminate the Teletel Agreement, and Seller shall use best efforts in order to enable Purchaser to act under Seller's name and rights under the Teletel Agreement during sixty days from the Closing Date. Purchaser shall reimburse Seller for all its expenses under the Teletel Agreement during the said period of sixty days.

     7.9 Seller undertakes to fill the required applications in order to complete and execute the assignment of the ownership of the Domain Names to Purchaser.


8.   No Assumption of Liabilities Accruing Prior to Closing Date:
     Indemnification

     8.1 Seller acknowledges that Purchaser is not purchasing or assuming any liabilities, obligations or indebtedness of the Seller, or relating to the Assets, arising from any event prior to the Closing Date, other than the provision of Online Dating to Subscribers who have paid Seller for such services (the "EXCLUDED LIABILITIES"). Seller hereby agrees to pay, perform and discharge the Excluded Liabilities, and to defend, indemnify and hold Purchaser harmless from and against any and all claims, costs, expenses, liabilities or losses or damages, including attorneys' fees and court costs incurred by Purchaser relating to or arising out of the Excluded Liabilities, no matter when occurred. Without derogating from the above, the aggregate obligation to indemnify the Purchaser under this Section and this Agreement shall not exceed 100% of the Purchase Price.


     8.2 Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to defend, indemnify and hold Seller harmless from and against any and all claims, costs, expenses, liabilities or losses or damages, including attorneys' fees and court costs incurred by Seller relating to or arising out of the Assets which accrue following the Closing Date, other than any claims or liabilities that arise solely from Seller's own negligence in its operation of the Website following the Closing Date. The aggregate obligation to indemnify the Seller under this Section and this Agreement shall not exceed 100% of the Purchase Price.

9.   Due Diligence.

     During the period of 14 business days from the Signing (the "Due Diligence Period"), the Purchaser may conduct a due diligence examination of Seller's representations (the "Due Diligence Examination") that are mentioned in
     EXHIBIT 12.1 to this Agreement and any additional information, and/or documentation, and/or confirmation and/or verification in order to verify the representations in EXHIBIT 12.1 (the "Due Diligence Representations"). To avoid any doubts it is clarified that the Due Diligence Examination shall be limited solely to the issues that are mentioned in EXHIBIT 12.1 to this Agreement and shall not refer to the Seller's representations as detailed in Section 12, below.

EXECUTION COPY



10.  Escrow Agent and Terms of Escrow.

     10.1 Seller's attorney, Adv. Erez Aharoni and/or Adv. Shy Baranov shall act as an Escrow Agent (the "Escrow Agent") for the Escrow Amount according to the Escrow Agreement form, which is attached as
            Exhibit 10.1 to this Agreement (the "Escrow Agreement"). Escrow Agent shall deposit the Escrow Amount in a special account, designated for this purpose (the "Escrow Account").

     10.2 Subject to the provisions of the Escrow Agreement, in event the Purchaser fails to pay the Purchase Price (net of the Escrow Amount) at the Closing, for any reason other than a breach of the Due Diligence Representations, or a failure of Seller to perform its Closing obligations as set forth in Section 6 above (provided that such failure was not cured within ten,business days following the Closing Date), then the Seller shall be entitled to receive the Escrow Amount.

     10.3 The parties hereby acknowledge that the Escrow Amount shall be delivered to the Seller as liquidated damages, and the Seller shall not be required to prove any damages. The parties further acknowledge that the Escrow Amount reflects the anticipated real damages that the Seller will incur as a result of the fact that the Purchaser was exposed to the Setter's Assets.

     10.4 The Purchaser confirms that the procedure regarding the transfer of the Escrow Amount, as set forth in the Escrow Agreement, to the Seller has been determined by both parties in good faith and is reasonable under the circumstances of this Agreement.

     10.5 In the event of non-payment of the Purchase Price for a breach of the Due Diligence Representations, or a failure of Seller to perform its Closing obligations as set forth in Section 6, above, the Purchaser shall be entitled to the return of the Escrow Amount at its election plus any interest accrued on it, within 2 business days from the demand for its return.

11.  Non-Competition.

     11.1 The Seller agrees and covenants that it will not, during and for a period of three (3) years after the Closing Date, directly or indirectly, whether as principal, agent, stockholder, consultant, partner, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the development, publishing, marketing, distribution, creation, licensing or sale of any venture in the area of online dating on the Internet that is aimed for Israeli and/or Jewish users, unless otherwise agreed between the Parties or their affiliates, in writing.

     11.2 In addition to Section 11.1 above, Seller undertakes to cause each of the Seller's Major Shareholders and Mr. Madmon Rami, to sign a non-competition letter (the "Seller's Major Shareholders Undertaking") in the form attached as Exhibit 11.2 to this Agreement, under which each of them, severally and not jointly agrees and covenants not to compete, directly or indirectly with the Purchaser, during and for a period of three (3) years after the Closing Date in the area of online dating on the Internet that is aimed for Israeli and/or Jewish users, unless otherwise agreed between the Parties or their affiliates, in writing. The Seller's Major Shareholders Undertaking shall include a financial investment in the area of online dating, or personals, on the Internet in excess of 5% of the beneficial interest of any company or venture.

     11.3 For the avoidance of doubt, the Seller and the Seller's Major Shareholders shall have no limitation whatsoever to act in areas that are not dating in the Internet that is targeted for Israeli and/or Jewish users.

     11.4 The Seller approves and undertakes to cause each of the Seller's Major Shareholders to approve in writing that they acknowledge and agree that because of the worldwide access of the Internet and World Wide Web, the provisions of Section 11 are reasonable with respect to the scope of restriction, duration and the geographic scope and are reasonably necessary to protect the value of the Assets.

EXECUTION COPY



12.  Representations, Warranties and Covenants of Seller.

     The Seller represents and warrants that:

     12.1 Information regarding the Website and Seller Activities. The Seller represents that the information contained in EXHIBIT 12.1 attached hereto, is true and correct in all material respect.

     12.2 Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Israel.

     12.3 Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to perform its obligations hereunder. Without limiting the generality of the foregoing, as of the Closing Date, the board of directors of the Seller the shareholders of the Seller have duly authorized the transactions contemplated by the Agreement and their execution, delivery, and performance by Seller.

     12.4 Non-contravention. The Seller represents that the Closing of the transactions under this Agreement are subject to the release of the Bank Floating Charge and notification to the Register of Databases. Subject to the these, to the knowledge of the Seller, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or
            (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any security interest upon any of its assets, except where such would not have a material adverse effect on Seller or its operations. Subject to the above, in event the Seller was required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, then such notices and/or consents and/or approvals were filed and/or obtained.

     12.5 Title to the Assets. Subject to the Bank Floating Charge, the Seller has good and marketable title to, or a valid leasehold interest in, the Assets being transferred to Purchaser and there is no, pledge, lien, encumbrance, charge, attachment, or other security interest ("Liens") therein. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Assets to be acquired as part of this transaction, free and clear of any Lien or restriction on transfer.

     12.6 Legal Compliance. To the knowledge of the Seller, the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) by any governmental authority, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against of any governmental authority alleging any failure so to comply.

     12.7 Intellectual Property. As used in this Section 12.7, "INTELLECTUAL PROPERTY" refers to trademarks, trade secrets, patents and patent rights, copyrights and applications for the foregoing, if any, for the Assets being purchased hereunder.

           12.7.1 The Seller owns all Intellectual Property necessary or desirable for the operation of the Business as presently conducted and as presently proposed to be conducted. Each Item of Intellectual Property owned by the Seller with respect to the purchased Assets immediately prior to the Closing hereunder will be owned by the Purchaser immediately subsequent to the Closing hereunder. The Seller has taken all reasonable necessary and desirable action to maintain and protect each item of Intellectual Property that it owns.

           12.7.2 To the knowledge of the Seller, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the stockholders of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the

EXECUTION COPY



                  Seller has ever received any such charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the stockholders of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

           12.7.3 The Seller has not licensed any of its Intellectual Property to any third party.

           12.7.4 to the knowledge of the Seller and with respect to each patent or registration, which has been issued to the Seller with respect to any of its Intellectual Property embodied in the
                  Assets:

                  12.7.4.1 The Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

                  12.7.4.2 The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  12.7.4.3 No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and


           12.7.5 To the knowledge of the Seller, none of the items of Intellectual Property, which is part of the Assets is owned by a third party and that the Seller uses pursuant to license, sublicense, agreement, or permission.

     12.8 Contracts. With respect to the Assets, there are no contracts, which may adversely affect title to, or create a lien over such Assets in this transaction.

     12.9 Powers of Attorney. With respect to the Assets, there are no outstanding powers of attorney executed on behalf of Seller.

     12.10 Litigation. Except with respect to a NIS 50,000 law suit, the Seller is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

     12.11 Disclosure. To the knowledge of the Seller, the representations and warranties set forth above do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information set forth above not misleading.

     12.12 Cooperation. Seller undertakes to cooperate with Purchaser, as reasonably necessary, in order to merge the database and interfaces required for the cellular projects as soon as possible.

13.  Representations,  Warranties and Covenants of Purchaser.

            The Purchaser represents and warrants that:

     13.1 Organization of the Purchaser. The Purchaser is a corporation duty organized, validly existing, and in good standing under the laws of Israel.

     13.2 Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to perform its obligations hereunder. Without limiting the generality of the foregoing, as of the Completion Date, the board of directors of the Purchaser has duly authorized the transactions contemplated, by the Agreement and their execution, delivery, and performance by Purchaser.

     13.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any

EXECUTION COPY



            constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser. Subject to a notification to the Register of Databases, the Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     13.4 Purchase of the Assets. The Purchaser is experienced in the fields in which it intends to utilize the Assets, has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Assets.


     13.5 Capacity. The Purchaser has not proposed a compromise or arrangement to its creditors, has committed an act of liquidation or bankruptcy; has made a proposal or filed a notice to make a proposal to its creditors, has had any petition for a receiving order in liquidation or bankruptcy filed against it, has taken any proceeding with respect to a compromise or arrangement with its creditors, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any receiver or other similar officer of the court take possession of any of its property, or has had any execution or distress become enforceable or become levied upon any of its material properties.

     13.6 The Purchaser covenants that it shall not engage with any of the Seller's employee's unless it received the Seller's approval in writing and in advance.

     13.7 Receipt of Due Diligence Documents. The Purchaser hereby acknowledges that, to the best of its knowledge, it received the Due Diligence Documents, as referred to in EXHIBIT 12.1 attached hereto.

           14A. Co-operation in the area of dating via cellular in Israel. The Parties agree to co-operate in the area of dating via the cellular phones by way of forming a joint venture in which each of the parties will hold 50% interest (including rights under Section 6.9.3 above). None of the Parties shall be entitled to act severally in the area of dating via the cellular phones in Israel. In case one of the Parties wants to leave the joint venture within three years from the Closing Date, than the other Party shall have the option to purchase the first party's interest in the joint venture in consideration of US$ 20,000.

14. Management of the Business Prior to Closing; Technical Cooperation by Seller. Prior to Closing, the Seller will not enter into any material transaction with regard to the Website and the Assets, unless agreed to by Purchaser, and will conduct the business of the Website on a regular basis without taking upon itself any material obligation or any change in the course of regular business. The Parties agree that Seller shall be entitled to sign an agreement with Pelephone during the said period for the benefit of both parties. The Purchaser will have the right to approve the agreement before signature. Seller shall allocate all necessary programming time and technical resources necessary to effect the Database deliveries required under Sections 6 and 7, above, as reasonably agreed between the parties' CTOs.

15. Default by Seller: Remedies. The Seller will be in default under this Agreement if the Seller is in breach of (1) any of its material covenants contained in this Agreement if such breach is not cured to the reasonable satisfaction of Purchaser within ten (10) days after notice of such breach if such breach may be cured within such time, or a reasonable period of time thereafter as such is required to cure same or (ii) any of the material representations or warranties of the Seller contained in this Agreement. In the event of any default hereunder by the Seller, Purchaser shall give written notice to the Seller and Seller shall have ten (10) days to cure said default prior to Purchaser's taking action to enforce its rights. It is clarified that a breach of the Due Diligence Representations may be cured under this Section.

EXECUTION COPY



16. Default by Purchaser, Remedies. if Purchaser (a) fails to observe or perform, other than due to a material default or material breach by the Seller, any of its covenants or obligations contained in this Agreement and such failure or breach is not cured or commenced to be cured within ten
     (10) days of notice from the Seller of such failure or breach or (b) breaches any of its representations or warranties contained herein, Purchaser shall be in default. In the event of any such default or failure hereunder, Seller shall give written notice to Purchaser and Purchaser shall have ten (10) days to cure said default or failure prior to Seller's taking action to enforce its rights.

17. Proprietary Rights. Unless expressly referred to, nothing in this Agreement shall cause the Seller to acquire any right, title, or interest in or to any copyrights, trademarks, service marks, trade secrets, patents or other intellectual property rights of Purchaser, or to acquire or retain any rights to the Assets, after the Completion Date. Unless expressly referred to, nothing in this Agreement shall cause the Purchaser to acquire any right, title, or interest in or to any copyrights, trademarks, service marks, trade secrets; patents or other intellectual property rights of Seller, or to acquire or retain any rights to them prior to the Closing.

18. Confidentiality. The terms and conditions of this Agreement (including its financial terms) shall be confidential and shall not be disclosed by either Party without the other Party's prior written consent. After Closing the Agreement, on time mutually agreed by the parties, the parties shall issue a joint press release with respect to the Agreement, such press release will be attached to this Agreement as EXHIBIT 18, when taking into account that Purchaser is subject to the law and/or the Rules and Regulations of the Frankfurt Stock Exchange (the "Rules"), and Seller hereby agrees to cooperate with Purchaser insofar as any other press release or other notifications required by the Rules. Purchaser undertakes to provide Seller with a draft of the press release mentioned above within seven days from the signing of this Agreement.

19. Jurisdiction. This Agreement will be interpreted, construed and enforced in all respects in accordance with the taws of the State of Israel, The Parties irrevocably consent to the in-personam jurisdiction of the courts for the area of Tel Aviv-Yafo, and consent to service of process by certified mail at its respective address or addresses set forth in Section 25, below.

20. Attorneys' Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or the interpretation, performance, or breach thereof, the prevailing party shall be entitled to recover from the other party reasonable expenses, outside attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

21. Broker's Fee. Both parties shall equally share Avner Parnas' broker's fee in a total amount equal to 1.5% (one and a half percent) of the Purchase Price, which shall be paid by both parties plus V.A.T, if necessary, on the Closing Date.

22. Amendment Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

23. Waiver and Severability. No failure or delay on the part of either party in exercising any right or remedy hereunder will operate as a waiver thereof or any other provision. In the event that any provision of this Agreement is unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole.

EXECUTION COPY




24. Headings. The section headings in this Agreement are inserted as a matter of convenience and in no way define, limit or describe the scope of such section or affect the interpretation of this Agreement.

25. Entire Agreement. This Agreement, including any and all schedules and exhibits hereto, which are incorporated herein by this reference, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements, whether oral or written, with respect to the subject matter hereof with the exception of any prior confidentiality agreements between the parties.

26. Notices. Any notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered: (a) upon delivery if delivered in person; (b) three business days after deposit in registered or certified mail, return receipt requested, postage prepaid;
     (c) upon transmission if sent via telecopy, with a confirmation copy sent via overnight mail, provided that confirmation of such overnight delivery is received by the sender; (d) one business day after deposit with a national overnight courier, provided that confirmation of such overnight delivery is received by the sender; or (e) upon transmission if sent via e-mail, with a confirmation copy sent via overnight mail same day, provided that confirmation of such overnight delivery is received by the sender.



     Notices to Seller shall be           Notices to Purchaser shalt be
     delivered to:                        delivered to:

     Point Match Ltd                      MatchNet plc
     2 Raoul Wallenberg St.               8383 Wilshire Blvd., Suite 800
     Tel Aviv 69719, Israel               Beverly Hills, CA 90211 USA
     Attn: Zion Madmon or Nadav Palti     Attn: Joe Shapira
     Fax:972-3-7684142                    Fax: +1 323 836-3333
     E-mail: zion@pointmatch.com          E-mail: joe@matchnet.com
             nadav@mapal.co.it

     With a copy to:                      With a copy to:

     Adv. Shy Baranov                     Eitan Shmueli, Advocates
     Zysman, Ahroni, Gayer - Law Office   33 Jabotinsky Street
     Hayarkon, 52A                        Ramat Gan, Israel
     Tel Aviv  52511 Israel
     Fax: 03-7955510                      Fax: 03-6128632
     E-mail: shyb@zag-law.co.it           E-mail: Eitan@shaylaw.co.il

27. Assignment. No party may assign, sublicense, transfer, encumber or otherwise dispose of this Agreement without the prior written approval of the other party, which will not unreasonably be withheld, except that either party may, without the other party's consent, assign this Agreement or any of its rights or delegate any of its duties under this Agreement:
     (a) to any affiliate of such party; or (b) to any purchaser of all or substantially all of such party's assets required for the performance of its obligations hereunder or to any successor by way of merger, consolidation or similar transaction. Any attempted assignment, sublicense, transfer, encumbrance or other disposal of this Agreement by either party in violation of this provision will be null and void and shall constitute a material default and breach of this Agreement. In such event, the non-assigning party's sole remedy shall be termination of this Agreement within 45 days after such party receives notice of such violation. Except as otherwise

EXECUTION COPY




     provided, this Agreement will be binding upon and inure to the benefit of the parties' successors and lawful assigns. .

28. Relationship. Purchaser and Seller are independent contractors and neither party is the legal representative, agent, joint venture, or employee of the other party for any purpose whatsoever. Neither party hereto has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied.

29. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

30. Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

31. Stamp duty. The Parties will share equally the stamp duty on this Agreement, if any.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

POINT MATCH LTD.:                      MATCHNET [ISRAEL] LTD:

By: /s/ Ilon Madmon /s/Illegible       By: /s/ Joe Shapira
   -----------------------------           -------------------------------------
Name: Zion Madmon      Illegible       Name:  Joe Shapira
      --------------------------              ----------------------------------
Title: Chairman                        Title: Chairman
       -------------------------              ----------------------------------

EXECUTION COPY
--------------


                                  Exhibit 1.1


                             Additional Agreements



Attached

27/11/03                                                    ADDITIONAL AGREEMENT



??????    GENERAL             VALID THROUGH  ??????          ??????              ??????

Folder    Tamar Mozes         16.12.2005     no              no                  Rental agreement 4023$ for 223.5 meter. 18$ for 1
                                                                                 meter rental and maintenance. 100$ for each
                                                                                 parking.

Mapal     BezeqKol            the rental     depended to    30 and written      Telecom agreement, which is related to the rental
                              agreement      the rental                          agreement.

yes       Darset Productions  Payments till    no            no                  2,000$ Remaining for payment in 2004
                              16.3.2004
          ???????????         VALID THROUGH    ????????      ???????             ????????????

Folder    INFORU-Shamir       current          yes           60 and written      SMS Interface extermerly important for system and
                                                                                 users














                              Additional Agreement

EXECUTION COPY

                                  Exhibit 1.6


                                  Domain Names


Attached

26/11/03                          CUPID DOMAIN


cupid.co.il
cupidon.co.il
kupid.co.il








































                                  Cupid domain

EXECUTION COPY

                                  Exhibit 1.8

                              Marketing Agreements

                                    Attached

26/11/03                      MARKETING AGREEMENT





Where?    MARKETING      VALID THROUGH         PAUSABLE?      DAYS FOR NOTICE
Folder    YNET-Yedioth   Limited Advertising   Re-settle      Re-settle
Folder    Gan Oranim     31.8.2004             Basically No





                              Marketing Agreement

26/11/03                      MARKETING AGREEMENT







REMARKS
50,000$ IN YEDIOTH ADS REMAINING - Letter of November 27, 2003
1,000$ Advertising Space Every Month. Possible to pay back partially.




                              Marketing Agreement

EXECUTION COPY


                                  Exhibit 1.14


                              Purchase Trademarks


Attached

                          Registered Trademark Details

                                 [JCupid LOGO]

                        Trade Mark No.           149347

Application Date:   21/05/2001          class 42

Providing and information in the fields of matching between offer and demand, social introductions and matchmaking, including by means of computerized data base, and/or global computer network, all included in class 42.

Point Match Ltd.

Petach Tikva



Registration of this mark shall give no right to the exclusive use of the letter J separately, but in the combination of the mark.


Address for service:

     Zysman, Aharoni, Gayer and Co. Adv.
     52-a Hayarkon Street
     Tel Aviv

Date of Publication:     31/05/2002

Date of Register:        03/09/2002

                          Registered Trademark Details

                        Trade Mark No.           143107

Application Date:   10/10/2000          class 42

Providing services and information in the fields of fitness between offer and demand, social introductions and matchmaking, including by means of computerized data base, and/or global computer network; all included in class 42.

Point Match Ltd.

Petach Tikva



Address for service:

     Zysman, Aharoni, Gayer and Co. Adv.
     52-a Hayarkon Street
     Tel Aviv

Date of Publication:     31/01/2002

Date of Register:        03/05/2002

                          Registered Trademark Details

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Trade Mark No.    143106
Application Date:   10/10/2000          class     35

Management of data bases, in the Internet and communication media, in the field of social introductions, matchmaking and love; all included in class 35.


Point Match Ltd.
Petach Tikva


Address for service:
     Zysman, Aharoni, Gayer and Co. Adv.
     52-a Hayarkon Street
     Tel Aviv
Date of Publication:     31/03/2002
Date of Register:        02/07/2002
--------------------------------------------------------------------------------

                          REGISTERED TRADEMARK DETAILS


                                  [CUPID LOGO]



        Trade Mark No.              149348
Application Date:   21/05/2001                         class 9
Providing services and information in the fields of matching between offer and demand, social introductions and matchmaking, including by means of computerized data base, and/or global computer network.

Point Match Ltd.
Petach Tikva


Address for service:
     Zysman, Aharoni, Gayer and Co. Adv.
     52-a Hayarkon Street
     Tel Aviv
Date of Publication:                 31/01/2002
Date of Register:                    03/05/2002

EXECUTION COPY


                                  Exhibit 6.6

      form and media of transfer of the Purchaser a copy of the Database


Attached

11/27/2003 5:08 PM

1.  CUPIDON EXPORT SPECS

2.  PROFILE DATA

3.  PROFILE

4.  For each unique subscode, one row will be exported.

5.  Each row will have as it's first column the unique subscode for that member.

6. Field values will be mapped according to attached Excel spreadsheet and include only values in the export format enumeration or null.

7. Text values will be properly escaped quoted clean of control characters in the text.

8.  Password will appear in plain text

9. Fields which exist in Cupidon but are not present in Matchnet mapping specifications will be exported with values as stored in Cupidon. For these fields, A value-to-meaning documentation will be provided by Pointmatch.

10. Meanings will be most up to date meanings as presented currently to cupidon users, both in Hebrew and English.

11. SMS supporting data will be provided according to attached Excel spreadsheet.

12. Pelephone specific data will be provided according to attached Excel spreadsheet.

13. Search criteria will be exported in a separate table. Each value for multiple select items will be exported as the sum of the values according to the mapping for that attribute as specified above. (that is, checkboxes will be combined to form a single numeric value, the sum of the values from Cupidon after mapping).

14. Visibility preferences will be exported in a separate table.(reverse filter)


15. PHOTOS

16. "subspics" table will be represented according to attached Excel spreadsheet.

17. Only full size photos will be provided.

18. Files will be exported in Windows file storage media.

19. All files should be in jpeg format.

20. Only approved photos will be provided.


21. MATCHES

22. A list of subscodes of member who where already sent by the matching agent will be exported in a separate table. The list will include the subscode of the recipient and the subscode of the matching person who was sent to the recipient on each row.


23. PURCHASE DATA

24. Token purchase data will be provided.

25. Token balance per subscode will be provided.

26. All New subscription purchase and product data will be provided.

27. All renewal of subscription will be provided.

28. All SMS purchase data will be provided.

29. SMS balance per subcode will be provided.

30. Credit card data will be represented in plain text string format.

31. Blacklisted credit card identification data will be provided.

32.  CONTACT DATA
33. Contact information between members will be exported according to the format in attached Excel spreadsheet.
34. Each communication transaction will be exported on a separate line.
35. Message text between the members will be exported. A message from member A to member B will be exported on one line. A reply or message from member B to member A will be exported on another line. Each line will include the sender's subscode, the recipient's subscode, the time and date on which it was sent and the text of the message.
36. Message content will be represented in 4 columns: Text message, Phone number (as string), Photo, Email address. That is, the export of a message record will include the attached contact information (if such was included with the message) in plain text in addition to the message text itself.
37. A channel of communication table will be exported representing who paid or sponsored the communication channel. This will help in resolving money issues if they arise. The Subspend table will be exported according to the format in the attached Excel spreadsheet.
38. "Tease" data will be exported according to the format in the attached Excel.
39. SMS communication data will be exported.
40. All other communication data will be exported as well.

41.  TRANSFER FORMAT
42. Data will be exported in the form of a Microsoft SQL Server 2000 database file.
43. Both Hebrew and English characters will be represented in Unicode. Database format NVARCHAR of appropriate length.
44. Date and time data will be represented in long date format: YYYY-MM-DD hh:mm:ss for example 2003-02-25 13:45:03 will represent February 25, 2003 at 1:45 pm + 3 seconds. This format will be used regardless of the accuracy to which Pointmatch currently saves dates. If minutes and seconds are not stored then 00:00 will be represented.
45. 0 length strings will be represented as null values. Strings containing nothing but white space will be considered 0 length strings.
46. Only valid values will be represented. Values which are out of range or not valid within the fields format or set of meaningful values will be represented as null.
47. Numeric values will be represented as follows:
         i.   Integers will include digits only. Example: 1234
         ii.  Fractions will include a single period (.) as decimal separator.
              Example: 3.14
         iii. Negative numbers will be preceded by the minus sign (-).
48. Boolean values, regardless of how they were stored in the original database, will be represented in 1 or 0. 1 shall mean true, and 0 representing false.
49. Encrypted values will be represented in decrypted plain text.
50. Columns which are not in use by Cupidon will not be exported.
51. Whenever "As is" is mention in Excel, the data will be represented according to the data formatting guidelines herein.
52. In addition to the specific format specified for export, and non-withstanding any other specification herein, the full database will be provided in SQL Server 2000.

53.  AFFILIATE SUPPORT
54. List of known search banners / search form hosts will be exported.
55. List of landing pages, the supported URL's given to third parties and the nature of the content and functionality they support will be provided.
56. List of co-branded sites supported (Portals), along with any special functionality they provide will be documented and provided.

11/27/2003 5:08 PM


57.  EXTRA DICTIONARIES
58. Country list will be exported with corresponding country ID's used by Cupidon
59. State list in US and Canada will be exported with corresponding state ID's used by Cupidon

60.  PROTOCOLS AND SPECS

61.  SMS

62. A fully documented SMS API will be delivered. It will include both design specs and the actual communication protocol with the SMS provider (Shamir)
63. Any other data regarding SMS will be delivered.

64.  PELEPHONE
65. A fully documented API will be delivered.
66. The full spec of the "mini website", which is the set of web pages built specifically to support the InfoGin appliance and the Pelephone initiative will be provided.

67.  ORANGE
68. A fully documented API will be delivered, representing the most up to date specifications and API in development for that initiative.

69.  CELLCOM

70. A fully documented API will be delivered, representing the most up to date specifications and API in development for that initiative.

71.  EXPECTED TRANSFER PROCESS

72. Upon signing, all proprietary data and specs relating to site operations, user data and processes, which were withheld as proprietary will be released to Matchnet.
73. A full schedule of delivery will be developed jointly by Matchnet and Pointmatch personel.
74. After signing, Pointmatch will deliver sample data according to the specifications in the attached Excel spreadsheet and the methods specified in this document. Such sample should be substantial in size and allow testing on a large scale the impact and spectrum of Pointmatch membership data in Matchnet sites.
75. Sample data will be processed by Matchnet and any corrections of modification will be communicated and resolved with Pointmatch personel.
76. Before closing, and upon completion of Matchnet integration work of substantial scale data, a full export of then current Pointmatch databases will be provided, including photo files.
77. Upon closing, the remainder of new or approved files which were not exported initially will be provided.
78. Upon closing, the remainder of data accumulated or modified since the previous data export will be provided to Matchnet.

Export the following data in 1 row per subscode.

CUPIDON FIELD           MATCHNET FILED                     EXPORT SPEC
SUBSCODE                int                                as is
USER NAME               LoginName                          As is                                        login user name not for
PASSWORD                Password                           As is
CURRPOINTS              TokenBalance                       As is
SUBS.DATE               InsertDate                         DateTimeFormat
LASTVISIT               LastLogonDate                      DateTimeFormat
EDATE                   SubscriptionEndDate                DateTimeFormat
PORTALCODE              portalcode                         as is
UPDATETEXTMESS          NeedsEssayTextApprovalFlag         as is                                        flag essays need approv
UPDFREETEXTDATE         NeedsShortTextApprovalFlag         as is                                        flag short texts need app
CURRSMS                 SMSBalance                         as is
WHOISCELLTELL           WhichPhoneisCell                   As is integer
FIRSTNAMEENG            FirstNameEN                        As is
FIRSTNAMEHEB            FirstNameHE                        As is
LASTNAMEENG             LastNameEN                         As is
LASTNAMEHEB             LastNameHE                         As is
BCOUNTERCODE           BirthCountryRegionID               As is integer
BIRTHDATE               BirthDate                          DateTimeFormat
COUNTRYCODE             Country                            As is integer
STATECODE               StateUSCanada                      As is integer                                US Canada state
CITY                    City                               Name in English of city outside of Israel
CITYCODE                CityID                             As is integer
CITYHEB                 israelCityHE                       Name of Place in Israel in Hebrew
ISRAEL CITY ENGLISH     israelCityEN                       Name of Place in Israel in English
ZIP                     ZipCode                            As string
EMAIL                   Email                              As is
FAMSTATCODE             MaritalStatus                      Integer according to mapping below
NOCHILDCODE             ChildrenCount                      Integer according to mapping below
RELIGIONCODE            Religion                           Integer according to mapping below
RELIGCODE               JDateReligoin                      Integer according to mapping below
BODYSTRUCTCODE          BodyType                           Integer according to mapping below
HEALTHCODE              Health                             Integer according to mapping below
GENLOOKSCODE            Looks                              Integer according to mapping below
HEIGHT                  Height                             as is  integer in CM

EXECUTION COPY



                                  Exhibit 6.7


                             Compliance certificate


Attached

                             COMPLIANCE CERTIFICATE



December __, 2003



To:
MatchNet (Israel) Ltd.,
22 Maskit St.,
Herlzelia 46733
Israel



Ladies and Gentlemen:



Pursuant to Section 6.7 of that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") by and among Match Point Ltd. (the "SELLER") and MatchNet (Israel) Ltd., (the "PURCHASER") dated November __,2003, the undersigned hereby certifies to the Purchaser that as of the date of Closing (as defined in the Purchase Agreement):



1. The representations and warranties made by the Seller in Section 12 in the Purchase Agreement are true and correct on the date of the Closing, and there was no material adverse effect in the Seller business results.

2. All covenants, agreements and conditions contained in the Purchase Agreement to be performed or complied with by the Seller at or prior to Closing have been performed or complied with in all respects.



Very truly yours,



_____________________________

Zion Madmon
Chief Executive Officer

EXECUTION COPY



                                  Exhibit 6.8

                        Power of Attorney - Domain Names

                        To be attached prior to signing

Appendix # ____



IRREVOCABLE POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT We the undersigned Point Match Ltd. company organized and existing under the laws of Israel (company number 51-287406-6), having its principal place of business at Raoul Wallenberg 2, Tel Aviv, Israel, hereby make, constitute and appoint, irrevocably:



                    ADVOCATE EITAN SHMUELI AND/OR ADVOCATE UDI
                    HACKER AND/OR ADVOCATE EFI ZILBER OF:  TWINS
                    TOWERS 1, 33 JABOTINSKI ST. RAMAT-GAN 52511
                    AND OR ADVOCATE ADAM KRAVITZ AND/OR
                    ADVOCATE DAN RHODES



Acting solely with full power of substitution, for it and in its name, place and stead to do all or any of the following matters or things:

(1)To apply before the proper Registrar of Trademarks Registry, in Israel and/or any other state, to act in My name in order to execute and complete all necessary action to the purposes as follows:

     i. To assign all our trademarks in the area of Online Dating, ("THE TRADEMARKS", as listed below), Exclusively and perpetually for and on behalf of MatchNet (Israel) Ltd., a company organized and existing under the laws of Israel (company number 51-3458273), having its principal place of business at 22 Maskit St., Herlzelia 46733 Israel ("MATCHNET"), singly. To that end, to apply for the recordal of transfer of title and ownership, and/or change of name and address and to take any steps necessary in order to affect the transfer of the Trademarks to MatchNet.

     ii. To act in our name in order to execute and complete all necessary action to grant of a perpetual, exclusive license to utilize the Trademarks in the area of Online Dating on the name of MatchNet.

     iii. To assign all our trademarks in the area of dating via cellular phones, ("THE CELLULAR TRADEMARKS") for and on behalf of MatchNet, jointly with as. To that end, to apply for the recordal of transfer of title and ownership, and/or change of name and address and to take any steps necessary in order to affect the transfer of the Cellular Trademarks to MatchNet, jointly with as.

     iv. To act in our name in order to execute and complete all necessary action to grant of a perpetual, non-transferable, limited, non-exclusive license to utilize the Cellular Trademarks on the name of MatchNet.

(2)To apply before the proper Registrar of Domain Names, in Israel and/or any other state, and/or the Israel Internet Association and/or any other association, to act in My name in order to execute and complete all necessary action to assign the domains name "Cupid.co.il" and "cupidon.co.il" and "kupid.co.il" and "Cupidmail.co.il" and "Cupidonmail.co.il" and "Kupidmail.co.il" (all: "THE DOMAINS NAMES") for and on behalf of MatchNet. To that end, the grantee is empowered to apply for the recordal of transfer of title and ownership, and/or change of name and address and to take any steps necessary in order to affect the transfer of the domain names to MatchNet.

Appendix # ____

(3) To apply before the proper Registrar of data bases, in Israel and/or any other state, to act in My name in order to execute and complete all necessary action to assign the ownership of all the Database as such term defined below for and on behalf of MatchNet. To that end, the grantee is empowered to apply for the recordal of transfer of title and ownership, and/or change of name and address and to take any steps necessary in order to affect the transfer of the domain names to MatchNet.

(4) To demand, sue for, collect, and receive all right, money, debts, accounts, legacies, bequests, interest, dividends, annuities, and demands, as detailed in the Asset Purchase Agreement between MatchNet (Israel) Ltd. and Point Match Ltd. dated November 27, 2003 and transfer them to MatchNet, as are now or shall hereafter become due, payable, or belonging to principal, and take all lawful means, for the recovery thereof and to compromise the same and give discharges for the same.

(5) Definitions:

    i. "ONLINE DATING" means the provision of services via the Internet or other interactive media (other than IVR - Interactive Voice Response, other than data displayed profile), whereby persons can create a profile (generally a classified ad-type listing populated with data provided by such person) in a database and search and contact other persons with profiles in that database, with the intent of meeting those other persons for romantic relationships.

    ii. "DATABASE" means the database containing all of the data of the Members and Subscribers in the Website (including profiles, pictures and billing information).

    iii. "TRADEMARKS" any of the following:

          1.  Cupid, word and device in Class 9 Reg. No 149348

          2.  CUPIDON, word only in class 35 Reg. No 143106

          3.  CUPIDON, word only in class 42 Reg. No 143107

          4.  Jcupid, word and device in class 42 Reg. No 149347



In witness whereof, this document is subscribed at ____________________, on the ____ day of the month of ___________, two thousand and three.

                                        For:

EXECUTION COPY


                                 Exhibit 6.9.1A

          a signed application to the Trade Mark Registrar to amend the specifications of all the Trademarks to exclude any use of the Trademarks by Point Match for Online Dating.

          To be attached within 14 days of the Signing.

EXECUTION COPY




                                 Exhibit 6.9.1B

    a Letter of Consent to use and register the Trademark for Online Dating

                 To be attached within 14 days of the Signing.

EXECUTION COPY




                                 Exhibit 6.9.2

License to use the Trademarks under the relevant classification for Online Dating and an application for a license to be filed with the Registrar of Trademarks


Attached

                     EXCLUSIVE TRADEMARK LICENSE AGREEMENT

This Exclusive Trademark License Agreement ("AGREEMENT") is effective as of the [ ] day of December, 2003 ("EFFECTIVE DATE") and is entered into by and between:

1. Point Match Ltd. company organized and existing under the laws of Israel (company number 51-287406-6), having its principal place of business at Raoul Wallenberg 2, Tel Aviv, Israel ("Point Match"), and

2. MatchNet (Israel) Ltd., a company organized and existing under the laws of Israel (company number 51-3458273), having its principal place of business at 22 Maskit St., Herlzelia 46733 Israel ("MatchNet")

WHEREAS

A. Point Match owns and uses the names and/or trademarks and any applications or registrations therefore as listed on Exhibit A attached hereto (collectively referred to as the "Marks"), in connection with its Internet-related services;

B.        MatchNet is in the business of offering global online dating services;

C. MatchNet desires to use the trademarks listed in Exhibit A on the Online Dating area (Online Dating means the provision of services via the Internet or other interactive media (other than IVR - Interactive Voice Response, provided, however, that IVR shall not include data displayed profile), whereby persons can create a profile (generally a classified ad-type listing populated with data provided by such person) in a database and search and contact other persons with profiles in that database, with the intent of meeting those other persons for romantic relationships);

D. Match Point is willing to permit such use of the Marks under the terms and conditions set forth in this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.   GRANT OF LICENSE.

1.1  GRANT OF LICENSE.
          1.1.1 Point Match hereby grants to MatchNet an exclusive, perpetual, non-revocable, non-transferable, world wide license to use the Marks in the title set forth solely for use for Online Dating.

1.2 REPRESENTATIONS AND WARRANTIES BY POINT MATCH. Point Match hereby represents and warrants to MatchNet that it has the right to grant the license under Section 1.1 and that such grant does not infringe any third parties claims or rights to the Marks and that the Marks are licensed free and clear of any liens, encumbrances or any other charges.

1.3 RESERVATION OF RIGHTS. Point Match hereby reserves any and all rights for the use of the Marks in connection with any goods and services that are not Online Dating.

2. LICENSE CONSIDERATION. For the rights granted to MatchNet herein, MatchNet shall pay Point Match the consideration specified in more detail in the Asset Purchase Agreement the parties have entered into on 27 November 2003 (the "APA").

3. USE OF THE MARKS. Point Match agrees and consents to the use and registration of the Marks by MatchNet under the Point Match's ownership in classes 9, 35, 43 and 45 anywhere in the world with respect to Online Dating. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

4. PROTECTION OF THE MARKS.

4.1 MATCHNET PROPER USE. MatchNet agrees that use of the Marks shall only occur in connection with the online dating service and shall be in strict compliance with the terms of this Agreement. MatchNet may use the Marks as set forth in
Section 1.1 as well as in connection with the promotion of the Online Dating existing in the world. MatchNet may not use the Mark in connection with, or for the benefit of, any third party's products or services.

4.2 MATCHNET ENFORCEMENT RIGHTS. Point Match hereby grants a non exclusive right and power of attorney to bring legal proceedings in its own name without prior notice to Point Match for any infringement of the Marks.

5. [DELETED]

6. TERMINATION

6.1  TERM AND TERMINATION.

This Agreement shall terminate upon one of the following:

(i) Upon MatchNet's safe registration of the Marks in its own name under the international classification in Israel under classes 9, 35, 42 and 45; or

(ii) MatchNet's written notice sent that MatchNet wish to terminate this Agreement.

(iii) Upon the issuance of Certificates by the Registrar of Trademarks confirming the amendments made to the specification of the Marks to exclude online dating services.

7.   GENERAL

7.1 GOVERNING LAW. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Israel. The Parties irrevocably consent to the in-personam jurisdiction of the courts for the area of Tel Aviv-Yafo, and consent to service of process by certified mail at its respective address or addresses set forth in Section 7.4, below.

7.2 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

7.3 ASSIGNMENT. MatchNet may assign any of its rights or delegate any of its duties under this Agreement, or otherwise transfer this Agreement (by merger, operation of law or otherwise) without the prior written consent of Point Match. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void.

8.4 NOTICES. Any notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered: (a) upon delivery if delivered in person; (b) three business days after deposit in registered or certified mail, return receipt requested, postage prepaid; (c) upon transmission if sent via telecopy, with a confirmation copy sent via overnight mail, provided that confirmation of such overnight delivery is received by the sender; (d) one business day after deposit with a national overnight courier, provided that confirmation of such overnight delivery is received by the sender; or (e) upon transmission if sent via e-mail, with a confirmation copy sent via overnight mail same day, provided that confirmation of such overnight delivery is received by the sender.

NOTICES TO SELLER SHALL BE DELIVERED TO:   NOTICES TO PURCHASER SHALL BE DELIVERED TO:
Point Match Ltd                            MatchNet plc
2 Raoul Wallenberg St.                     8383 Wilshire Blvd., Suite 800
Tel Aviv 69719, Israel                     Beverly Hills, CA 90211 USA
Attn: Zion Madmon or Nadav Palti           Attn: Joe Shapira
Fax: 972-3-7684142                         Fax: +1 323 836-3333
E-mail: zion@pointmatch.com                E-mail: joe@matchnet.com
nadav@mapal.co.il

With a copy to:                            With a copy to:
Adv. Shy Baranov                           Eitan Shmueli, Advocates
Zysman, Ahroni, Gayer - Law Office         33 Jabotinsky Street
Hayarkon 52A                               Ramat Gan, Israel
Tel Aviv                                   52511 Israel
Fax: 03-8955510                            Fax: 03-6128632
E-mail: shyb@zag-law.co.il                 E-mail: Eitan@shaylaw.co.il

8.5 WAIVER. Any waiver, either expressed or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants of duties set forth herein shall not constitute or be construed as a waiver of any subsequent or other default.

8.6 HEADINGS. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

8.8 SURVIVAL. The provisions of Section 1.3 (Reservation of Rights), 4 (Ownership of Marks), and 8 (General) will survive any termination of this Agreement.

8.7 INDEPENDENT CONTRACTORS. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in the Agreement shall be interpreted as constituting either party the joint venture or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

8.9 ATTORNEY'S FEES. In the event of any action, suit, or proceeding brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to receive its costs, expert witness fees, and reasonable attorneys fees and expenses, including costs and fees on appeal.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

POINT MATCH LTD.:                   MATCHNET [ISRAEL] LTD:

By:                                By:
   -----------------------            ------------------------

Name:                                   Name:
       ---------------------------             ---------------------------
Title:                                  Title:
       ---------------------------             ---------------------------



Exhibit A: Licensed Point Match Trademarks

                                   EXHIBIT A

                 LICENSED POINT MATCH TRADEMARKS (the "Marks")

Cupid, word and device in Class 9 Reg. No 149348

Cupid, word and device in Class 42 Reg. No 149349

Jcupid, word and device in class 9 Reg. No 149346

Jcupid, word and device in class 42 Reg. No 149347

CUPIDON, word only in class 9 Reg. No 143105

CUPIDON, word only in class 35 Reg. No 143106

CUPIDON, word only in class 42 Reg. No 143107

EXECUTION COPY


                                 EXHIBIT 6.9.3A

          Licence to utilise the Trademarks, together with Seller, in the area of dating via cellular phones.

          To be attached within 14 days of the Signing.

EXECUTION COPY


                                 EXHIBIT 6.9.3B

          An application for the registration of the co-ownership of Seller and Purchaser in the Trademarks in the Registrar of Trademarks in the area of dating via cellularphones.

          To be attached within 14 days of the Signing.

EXECUTION COPY


Exhibit 6.10


          A Power of Attorney empowering with respect to the Trademarks Registry Office


See Exhibit 6.8

EXECUTION COPY


Exhibit 6.11


                                Assignment forms


To be provided 14 days from signing

EXECUTION COPY


                                  Exhibit 6.12

     An application to the Registrar of Data Bases;

     To be attached within 14 days of the Signing.

     and

     A Power of Attorney in connection with the transfer of the ownership of the Database.

     See Exhibit 6.8

Execution Copy


Exhibit 6.13


                              Guarantee from Mapal


Attached
exhibit #___

                                                        __th December 2003

To:
MatchNet (Israel) Ltd.,
22 Maskit St.,
Herlzelia 46733
Israel


Dear Sirs,

Re: LETTER OF GUARANTEE

With regard to the ASSET PURCHASE AGREEMENT, between you and Point Match Ltd
(PM) dated ____ November 2003 (the "APA AGREEMENT"), we hereby agree and undertake as follows:

1. If either one of the following events occurs during the period of 90 days, commencing on Closing Date, as defined in the APA Agreement (the "EVENTS"):

     i.   PM becomes insolvent, or

     ii.  PM have a receiver or administrator appointed, or

     iii. A petition of bankruptcy, voluntarily or involuntarily, will be filed against PM, and the circumstances giving rise to the filing of such a petition were not cured within thirty days.

2. And if in consequences of the occurrence of any of the Events, PM will not be able to execute its obligations under the APA AGREEMENT, we agree and undertake to defend, indemnify and hold you harmless from and against any and all damage, claims, costs, expenses, liabilities or losses, including attorneys' fees and court costs incurred by the occurrence of the Events.

3. In the event payments due under this guarantee are not paid upon demand, then we shall pay all reasonable costs and solicitors fees necessary for the collection and enforcement of this guarantee.

4. We warrant and represent that we have full authority to enter into this guarantee.

5. This guarantee shall be binding upon and inure to the benefit of you, your successors and assigns.

       IN WITNESS whereof we have signed this guarantee on the date and year first above written


       _________________________
       Mapal Communications Ltd.
          an Israeli company
       (company number ________)

EXECUTION COPY
--------------




                                  Exhibit 10.1


                                Escrow Agreement


                                    Attached

      November 2003
-----

To:  Adv. Erez Aharoni, Adv. And/or Adv. Shy Baranov
     52A Hayarkon Street
     Tel Aviv, Israel




Dear Sirs

Asset Purchase Agreement - Point Match Ltd., and MatchNet (Israel) Ltd. Escrow Account: Account Number

This letter relates to the Escrow Account referred to in the agreement of the same date as this letter made between Point Match Ltd. (the "SELLER") and MatchNet (Israel) Ltd. (the "PURCHASER") (the "AGREEMENT"). Words defined in the Agreement shall have the same meaning in this letter unless the context otherwise requires.

1. The Seller and the Purchaser have agreed pursuant to the Agreement that the Purchaser will pay into a bank account with the bank mentioned in clause 2(i) below the sum of US$2,000,000 (the "ESCROW AMOUNT") subject to the terms of this letter. This letter sets out the instructions to you as Escrow Agent ("ESCROW AGENT") in relation to the Escrow Amount.

2.    The Seller and the Purchaser hereby irrevocably instruct you:

                    (?)  to open an interest bearing account at [ ] (the "BANK")
                                     to              be designated
                         '                       '      ("ESCROW ACCOUNT"); and
                          -----------------------

                    (?) upon receipt in the Escrow Account of the Escrow Amount, to act as Escrow Agent upon the terms set out in this letter.

3. You shall not deal with the funds held at any time and from time to time in the Escrow Account including any interest accrued thereon except pursuant to this letter.

4. You shall instruct the Bank to credit all interest earned from time to time on the funds held in the Escrow Account to the Escrow Account.

5. The funds credited to the Joint Account from time to time are referred to in this letter as the "ESCROWED ASSETS".

6.    You shall pay the Escrowed Assets as follows:

6.1   To Seller, on the Closing Date, only after receiving from Purchaser;

6.1.1 An executed confirmation from Purchaser that the due diligence regarding the Due Diligence Representations has been satisfactory; and

6.1.2 An executed confirmation from Purchaser that Seller has delivered all of its Closing obligations as set forth in Section 6 of the Agreement.

6.1.3 If both documents set forth under Sections 6.1.1 and 6.1.2 are not received by you, as Escrow Agent, then under no circumstances, unless directed to by written instructions executed by the Seller and the Purchaser, or ordered by a court of competent jurisdiction, shall you pay any Escrowed Assets to Seller.

6.2 To Purchaser, no later than 7 business days after receipt of a written request from Purchaser, stating that either:

6.2.1 Seller's Due Diligence Representations were breached; or

6.2.2 Seller has not delivered all of its Closing obligations as set forth in
        Section 6 of the Agreement.

6.3 In the event that within such 7 business days you receive a written notice, from Seller, stating that there is a dispute as to the occurrence (or non-occurrence) of the conditions set forth in Section
        6.2.1 or 6.2.2, then you shall not pay the Escrowed Assets to the Purchaser unless directed to by written instructions executed by the Seller and the Purchaser, or ordered to do so by a court of competent jurisdiction.

6.4 All responsibilities and obligations of the Escrow Agent under the terms of this Agreement shall terminate at such time as you shall have delivered to the Seller or the Purchaser the Escrow Amount pursuant to this Section 6. Such termination of the Escrow Agent's responsibilities and obligations shall not prejudice in any way or manner the your rights hereunder.

7. You shall not be bound in any way by any agreement between the Seller and the Purchaser to which you are not a party (whether or not you have knowledge of such agreement) nor shall you be bound to enquire into or examine the merit of any claim or statement by the Purchaser or the Seller and your only duties and responsibility shall be to hold the Escrowed Assets and to invest and dispose of them in accordance with the terms of this letter and any instructions given in accordance with such letter or as may be ordered by a court of competent jurisdiction.

8. You may (without checking the authority of such signature) rely on and shall be protected in acting or refraining from acting in accordance with any written notice, instruction or request furnished to you by the Purchaser and the Seller if signed on behalf of the Purchaser by any of the officers whose names and specimen signatures are set out on Exhibit 1 to this letter under the heading "Purchaser's Signatories" and on behalf of the Seller by any of the persons whose names and specimen signatures are set out on the annexure to this letter under the heading "Seller's Signatories", and it shall not be necessary for you to enquire into the authority of any such signatory.

9. This letter may be modified or amended only with the prior written consent of the Purchaser and the Seller which modification or amendment shall take effect accordingly unless the effect of such modification or amendment is to impose upon either of you any duty, obligation or liability (whether actual or prospective) to which you would not otherwise be subject, in which case such modification or amendment shall also require the consent of each of you. If the Purchaser and the Seller attempt to change this letter in a manner which either of you, in your sole discretion, deem undesirable, you may resign as Escrow Agent by notifying the Purchaser and the Seller in writing; otherwise, you may resign as Escrow Agent at any time upon 30 days' prior written notice to the Purchaser and the Seller. The Purchaser and the Seller may remove you as Escrow Agent at any time upon 30 days' prior written notice to you signed by them jointly. If you resign or are removed, your only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the Escrowed Assets in accordance with the provisions of this letter (but without regard to any notices, requests, instructions or demands received by you from either or both of the Purchaser and Seller after your notice of resignation shall have been given, unless the same shall be a direction by both the Purchaser and the Seller that the entire Escrowed Assets be paid or delivered out of escrow).

10. Any notice required to be given by you shall be in writing and effective when delivered by messenger, or sent by registered or certified mail, or facsimile transmission, to the Purchaser or Seller (as appropriate) at its address for service as specified in the Agreement or such other address as such person may have furnished to you and to the other party in writing. Any notice sent or delivered other than by registered or certified mail shall also be sent by registered or certified mail.

11. Your respective fees as Escrow Agent shall be your standard hourly rate of charge from time to time for the persons having conduct of the subject matter of this letter within your organisation plus disbursements including (without limitation) all bank charges and VAT (if applicable). Each of the Seller and Purchaser undertakes to pay half of your ongoing fees and expenses for running the Escrow Account and in connection with this letter. You shall bill the Seller and Purchaser directly for the fees and expenses chargeable to it. In case you shall be a party to any court or arbitration proceedings in connection with this letter (including in the case when you initiated such proceedings), each of the Seller and Purchaser shall reimburse you for half of all your legal expenses, except if you have acted in gross negligence or in bad faith. It is hereby clarified that in such case you shall be entitled to nominate Zysman, Aharoni, Gayer & Co to act as your own counsel, and that Zysman, Aharoni, Gayer & Co. shall be entitled to charge according to their standard hourly rate.

12. You shall not be liable for any action taken or omitted by you in good faith and the Seller and the Purchaser jointly and severally undertake to indemnify you and keep you fully and effectively indemnified on demand against any loss, damage, cost, expense or liability whatsoever suffered or incurred by you as a result of you carrying out your functions under the terms of this letter, except in so far as the same results from your own gross negligence or bad faith. You shall not be responsible for any loss to the Escrowed Assets resulting from the investment delivery or payment thereof in accordance with the terms of this letter. You shall in no event be obliged to enquire as to the facts or circumstances set out in any notice sent to you in connection with this letter or the Agreement or pursuant to its terms and shall be entitled to rely on such facts or circumstances as set out therein as if they were for all purposes true and accurate.

13. Each of the Seller and the Purchaser warrant to and agree with you that, unless otherwise expressly set forth in this letter, (i) there is no security interest in the Escrowed Assets or any part thereof and (ii) you shall have no responsibility at any time to ascertain whether any security interest exists in the Escrowed Assets or any part of the Escrowed Assets or to produce or file any statement with respect to the Escrowed Assets or any part of the Escrowed Assets and if at any time any third party purports to assert an interest in the Escrowed Assets or any part of the Escrowed Assets you shall be entitled to retain the Escrowed Assets in the Escrow Account (notwithstanding any other terms of this letter) pending final resolution of the validity of such third party interest.

14. The Purchaser and the Seller will provide to you from time to time such information as you or either of you may reasonably require in connection with the arrangements the subject of this letter.

15. If any instructions from the Seller and the Purchaser are, in the reasonable opinion of either of you, manifestly wrong or unclear then you may withhold making any payment (but you will immediately notify the relevant person in writing that you have done so and the reason for so doing) and, in such circumstances, you shall have no liability to the Seller or the Purchaser by virtue of so doing.

16. This letter and its validity, construction and performance shall be governed by the laws of Israel, and the parties irrevocably submit to the exclusive jurisdiction of the Israeli courts for the area of Tel Aviv-Yafo and shall be binding upon you and the Purchaser and the Seller and your and their respective legal representatives, successors and permitted assigns; provided, that any assignment or transfer by either the Purchaser or the Warrantors of its rights under this letter or with respect to the Escrowed Assets shall be void as against both of you unless (a) written notice of such assignment or transfer, and appropriate documentation indicating the identity of the assignee or transferee, shall be given to each of you, and
     (b) the assignee or transferee shall agree in writing, in form and substance satisfactory to each of you, to be bound by the provisions of this letter, and (c) each of you and the other party shall have consented to such assignment or transfer.

17. Waiver of Conflict. The Purchaser hereby acknowledges that the Seller has been and continue to be represented by Zysman, Aharoni, Gayer & Co., and by executing this letter gives its informed written consent to appointing Zysman, Aharoni, Gayer & Co., as the Escrow Agent under this Agreement.

Please sign and return the copy of this letter in acknowledgement and acceptance of its terms.

     Yours faithfully



MATCHNET (ISRAEL) LTD.                  POINT MATCH LTD.


     By:                                By:
        ------------------------           ------------------------
     Joe Y. Shapira, CEO                [?]

     We accept appointment upon the terms of the above letter.

     ZYSMAN, AHARONI, GAYER & CO.


     By
       ------------------------
     [ ], Partner

                                   Exhibit 1

PURCHASER'S SIGNATORIES
----------- -----------




-------------------------
JOE Y. SHAPIRA


SELLER' SIGNATORIES
------- -----------


-------------------------
[]

EXECUTION COPY
--------- ----

                                  EXHIBIT 11.2

                            NON-COMPETE UNDERTAKING


ATTACHED
exhibit # ____

                                                  __th November 2003

To:
MatchNet (Israel) Ltd.,
22 Maskit St.,
Herlzelia 46733
Israel

Dear Sirs,

Re: NON-COMPETITION WARRANTY

In consideration for the Purchase Price paid for certain assets by the Purchaser, as detailed in the ASSET PURCHASE AGREEMENT, dated __ November 2003 (the "APA USA AGREEMENT") we, the undersigned, severally and not jointly, agree and undertake as follows:

1. Not to compete, directly or indirectly, with you, nor your business and its successors and assigns, in the area of Online Dating on the Internet that is targeted for Israelis and/or Jewish users ("THE COMPETITION FIELD") during and for a period of three (3) years commencing on the Closing Date, unless otherwise agreed between the Parties or their affiliates in writing.

2. Each of the undersigned, severally, approves that he/it acknowledges and agrees that because of the worldwide access of the Internet and World Wide Web, the provisions of this NON-COMPETITION WARRANTY are reasonable with respect to the scope of restriction, duration and the geographic scope and are reasonably necessary to protect the value of the Assets which be given in detail in the APA USA AGREEMENT.

3. By signing on this NON-COMPETITION WARRANTY, we Undertake to avoid from investing in the Competition Field in excess of 5%, or more, of the beneficial interest of any company or venture. For the avoidance of doubt, our obligation above shall not include investing in the Competition Field of up to 5%, or less, of the beneficial interest of any company or venture, or investment in any amount in MatchNet, or Mapal's indirect investment of 7.5% in Ami Channels Ltd.

4. This NON-COMPETITION WARRANTY shall be binding upon and inure to the benefit of you and us, our successors and assigns.

5. Terms, which are used in this warranty and are not defined, will have the meaning as in the APA USA AGREEMENT.





     ________________________                 ________________________
     Mapal Communications Ltd                        Madmon Rami



     ________________________                 ________________________
           Zion Madmon                               Nimrod Lev

EXECUTION COPY
--------- ----

                                   EXHIBIT 18

                                 PRESS RELEASE

ATTACHED

                              [MATCHNET PLC LOGO]

PRESS RELEASE                                                (NOVEMBER 27, 2003)

     MatchNet(R) plc Signs Agreement to Purchase Cupidon.co.il and JCupid.com

LOS ANGELES, CA- MatchNet plc (MHJG: Frankfurt Stock Exchange - Prime Standard), one of the largest providers of online personals worldwide, today announced that it had signed agreements with Point Match Ltd., of Tel Aviv, Israel, to purchase certain assets, including Cupidon(R).co.il, the leading Internet personals service in Israel, and JCupid(R).com, which is a competitor of MatchNet's JDate(R).com.

"This deal cements MatchNet's leadership position in the Jewish online personals market," said Joe Shapira, Chairman and CEO of MatchNet, "and is an important step in our strategy, is to spread our success in the Jewish community with JDate and expand it outside the English speaking world."

"JDate is unique in the online personals industry in its market penetration in the US, "added Shapira," and has provided MatchNet with a solid foundation to enable the growth of AmericanSingles(R) into one of the world's largest personals sites. This transaction will allow us to consolidate our base and expand in both the Jewish and general markets."

ABOUT MATCHNET PLC:
MatchNet plc is one of the world's largest providers of online dating services. The MatchNet network includes AmericanSingles(R).com, FaceLink(R).com, MatchNet.de, MatchNet.co.uk, and MatchNet.com.au. In addition, the Company operates JDate(R).com & JDate.co.il, the dominant Jewish dating services worldwide; Glimpse(TM).com, & online dating community for relationship-minded gay men and women; and CollegeLuv(TM).com, an online destination for the college-age demographic. MatchNet was incorporated in England in 1998. More information is available at www.MatchNet.com

For More Information:

     Media:              Gail Laguna
                         + 1 323 836 3000 ext. 815
                         Gail@MatchNet.com

     Investors:          Elmar Bob
                         + 49 69 74 09 37 88
                         Elmar@MatchNet.com

                                    # # # #











                                  MATCHNET PLC
                 Registered in England - Company Number 3628907
        8383 Wilshire Boulevard, Suite 800 - Beverly Hills, CA 90211 USA
              Telephone: + 1 323 836 3000 - Fax: + 1 323 836 3333

EXECUTION COPY



                                  EXHIBIT 12.1



                                REPRESENTATIONS



ATTACHED

                                                                                 CUPID.CO.IL     JCUPID.COM
                                                                                 -----------     ----------

Number of subscribers with expiration date after 12/25/2003 (as of 11/25/2003)        2,666         1,740
Revenue of May 2003 including vat (Cupid-NIS, Jcupid-$)                             557,262        54,737
Number of points in effect (as of 11/26/2003)                                        32,826
Registered 2/2003-7/2003 (see note1)                                                144,998        33,912
Revenues 2/2003-7/2003 (see note1) (Cupid-NIS, Jcupid-$)                          3,420,939       316,463
AFFILIATES REGISTRATION
Registered through affiliates 2/2003-10/2003 (see note2)                             86,071
Registered total 2/2003-10/2003 (see note2)                                         178,058

Note1: About 9000 profiles were imported to Jcupid on 5/2003
Note2: Since we do not keep deleted profiles in cupid.co.il, the numbers represented here are lower than the calculation of registered users in the other table, which was based on member id sequence. However, these numbers represent accurately the ratio between the total registration number and the number of registrations through affiliates.
Note3: The data in this spreadsheet is based on the systems' databases as of November 25, 2003

                                                                  Cupid.co.il                                Jcupid.com
                                             ----------------------------------------------------   ---------------------------
                                                                      03-????   03-????   03-????   03-????   03-????   03-????
-------------------------------------------------------------------------------------------------------------------------------
Number of new subscriptions - total                                     2,723     2,397     2,373    1,085     1,003     1,063
Number of new subscriptions - 1 month                                   1,570     1,370     1,321
Number of new subscriptions - 3 months                                  1,032       922       928
Number of new subscriptions - 6 months                                    121       105       124
Revenue from New Subscriptions (including
     SMS)                                                             354,423   312,282   332,547   42,087    40,784    44,254
Number of points purchases                                                838       840       950
Revenue from Points                                                    56,055    55,830    63,220
Number of renewals                                                      3,607     3,647     3,885      983       987     1,074
Revenue from renewals                                                 233,890   237,460   256,305   19,309    19,347    20,860
Number of sole SMS purchases (not
     including SMS purchase as part of
     subscription)                                                        240       224       275
Revenue from sole SMS purchases (not
     including SMS purchase as part of
     subscription)                                                      3,660     3,420     4,385
Revenue from SMS included in new
     subscriptions                                                      4,145     4,920     3,400
Revenue from SMS - total                                                7,805     8,340     7,785
Revenue from Advertising                                              106,796    81,968    72,846
Number of active subscriptions as of Nov
     24, 2003                                                                               9,050                        3,482
Number of paying points holders                                                             8,556
Number of free subscription as of Nov 24,
     2003                                                                                  17,236                       20,988
Number of members with good email address    We do not validate emails, so we              41,062
     that have subscribed ever               do not have absolute number of
                                             good emails. The represented
                                             numbers are of all emails (good
                                             and bad)
Revenue in Checks                                                                           9,900
Revenue in Deposits                                                                        12,055
Revenue in Cash                                                                               360


Note: The data in this spreadsheet is based on the systems' databases as of November 25, 2003


                                                       Cupid.co.il                                         Jcupid.com
                                         03-??????              03-?????      03-??????      03-??????      03-??????      03-??????
MEMBERSHIP:
Number of new members                                25,563       22,721        23,049           4,298          3,980         4,224

Number of registered            We do not keep record of                       278,897         119,360        122,705       126,366
members at the end of each      number of registered users
period                          in the past, so we can
                                provide only the number of
                                registered users as of
                                current date. The active
                                database contains records
                                of members that were
                                active after January 1,
                                2003 and members that were
                                subscribers in the past
                                regardless if they are
                                active in 2003. An
                                inactive database contains
                                members that were active
                                in 2002 and not active in
                                2003.

Number of registered                                                           103,852                                      none
members in non-active
database

Number of members with          We do not validate                             225,330         115,730        119,075       122,736
good external email             emails, so we do not have
address as of October 31,       absolute number of good
2003                            emails. The represented
                                numbers are of all emails
                                (good and bad)

Number of unique members                                                        86,082                                       30,017
(including newly
registered members) that
have logged in in October

Number of unique logins in                                                     133,519                                       44,324
the last 90 days

Number of unique logins in                                                     188,115                                       63,964
the last 180 days

Number of gay members           Information is provided                          7,460                                        2,665
                                from the active database
                                and from the inactive
                                database (see above).


Number of lesbians              Information is provided                          5,730                                        1,218
                                from the active database
                                and from the inactive
                                database (see above).

Number of heterosexual          Information is provided                        105,249                                       47,699
females                         from the active database
                                and from the inactive
                                database (see above).

Number of heterosexual          Information is provided                         21,208                                       11,777
females with photos             from the active database
                                and from the inactive
                                database (see above).

Number of heterosexual          Information is provided                        160,458                                       77,345
males                           from the active database
                                and from the inactive
                                database (see above).

number of heterosexual          Information is provided                         44,590                                       16,109
males with photos               from the active database
                                and from the inactive
                                database (see above).

Number of members under         Information is provided                         10,240                                           68
the age of 18                   from the active database
                                and from the inactive
                                database (see above).


FINANCIAL DATA: (CUPID -
NIS INCLUDING VAT, (CUPID
- $)
